Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 2, 2005, except for the fifth paragraph of Note 11 and the second and third paragraphs of Note 13, as to which the date is August 31, 2005, accompanying the financial statements of Nomadics, Inc. contained in the Registration Statement on Form S-1 (Registration No. 333-145135) including the Prospectus filed by ICx Technologies, Inc. pursuant to Rule 424(b), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 8, 2007